     Exhibit 15.3

CONSENT

The undersigned hereby consents to the use of its name and references to, and the use of information derived from, the technical report dated January 14, 2013, effective January 14, 2013, entitled “Mineral Resource Estimate for the Sheini Hills Iron Project, Ghana” in the annual report on Form 20-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission and which is being incorporated by reference into the registration statement on Form S-8 (No. 333-151385) of the Company.

DATED February 28, 2013

SRK Consulting (UK) Limited

Per: /s/ Howard Baker
Name: Howard Baker
Title: Principal Geologist